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                                  EXHIBIT 11

                             XECHEM INTERNATIONAL, INC.


                              EARNINGS [LOSS] PER SHARE



                                                                  Years ended
                                                                  December 31,
                                                              1 9 9 6      1 9 9 5
                                                              -------      -------


Average shares outstanding disregarding dilutive
  stock options and redeemable warrants                     7,321,966     6,206,237

Assumed exercise of dilutive stock options and
  redeemable warrants based on the treasury stock
  method using the year end market price                           --       705,660

Assumed conversion of Series C Preferred Stock             20,120,000            --
                                                           ----------   -----------

  Fully Diluted Shares Outstanding                         27,441,966     6,911,897
                                                           ==========   ===========

  Net [Loss] Available to Common Stockholders              $(3,174,205) $(3,141,908)
                                                           ===========  ===========

  Fully Diluted [Loss] Per Share                           $     (.12)  $      (.45)
                                                           ==========   ===========

This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to Paragraph 40 of APB No. 15 because it produces an antidilutive result.

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